Exhibit 99.1

Dan Wagner on Operational Efficiencies (Transcript)

It’s not often that a high-growth technology business is able to announce massively improved operational productivity, but that’s what we’re doing today at Rezolve. I’m very pleased to announce that in 2022, we will still meet our forecast revenues of $219 million but will do so by reducing our cash burn by a massive $138 million. We now expect to only burn $34 million to achieve 219 in revenue. That’s up over 190% on 2021. And that means, that we can deliver this plan on the PIPE and convertible note financing that we received at the time of our merger with Armada. The trust funds of $150 million, although we are hopeful to put that cash on our balance sheet, we don’t need it to deliver our plan. This is a massively improved position for the Company and for our shareholders. And going forward represents a very exciting, capital-efficient business model.